STAAR Surgical Builds Leadership Team to Drive Growth Opportunities

Seasoned Ophthalmic Executive, James Francese, Joins as V.P. of Global Marketing

Robin Hughes Named V.P. of Research and Development, Regulatory and Quality

Craig Felberg Appointed V.P. of Business Development

MONROVIA, Calif., Sept. 4, 2012 /PRNewswire/ -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses for the eye, today announced key additions to its senior management team as it builds a stronger foundation to drive growth opportunities. James Francese (48) has joined STAAR Surgical as V.P. of Global Marketing; Robin Hughes (48) has been named V.P. of Research and Development, Regulatory and Quality; and Craig Felberg (61) has been named V.P. of Business Development.

"These leadership transitions are designed to help fuel our revenue growth in three ways: more effectively and aggressively market STAAR products globally, bring new products to market more quickly and evaluate additional new technologies and business opportunities which will allow us to grow within our area of strategic focus," said CEO Barry Caldwell.

Mr. Francese has 22 years of experience in ophthalmology, including 14 years marketing surgical products with Abbott Medical Optics, formerly Advanced Medical Optics (AMO) and Allergan. During his time at AMO, Mr. Francese held several positions of executive level responsibilities, including Head of Marketing, Americas for all surgical, refractive and corneal products, Head of Global Corneal Marketing responsible for all consumer products, and V.P. of Asia Pacific Region where he had full P&L responsibility for cataract and refractive during his tenure. He received his Bachelor of Science degree from Cornell University, Master of Science degree from the University of Washington and Master of Business Administration degree from the University of Southern California. Mr. Caldwell stated, "Jim is an excellent addition to the STAAR team and his experience in refractive, cataract and consumer products will be very valuable for our strategic product growth plans. His experience in consumer products will add to our ability to drive Visian ICL sales through consumer awareness campaigns and his background in technology will also assist in marketing efforts to more aggressively develop new key messaging on our Collamer based technologies. Jim is very well respected in the industry by both surgeons and his colleagues."

Mr. Hughes has over 20 years of experience in the ophthalmic industry including the past five as V.P. of Global Marketing at STAAR. His scientific background includes qualifications in medical microbiology from The Royal London Hospital, and in human physiology and cell biology from the University of Westminster. He also earned a Master of Business Administration from Henley Management College. "Robin has demonstrated a keen sense for ophthalmic technologies and will manage the new product organic growth plans very effectively. These plans include the Visian ICL enhancements in V5 and V6 and enhanced nanoFLEX designs for the short term. He will also bring an enhanced skill set to focus and manage the complex global regulatory requirements for commercialization of our new products," continued Mr. Caldwell.

Mr. Felberg will lead a Business Development team consisting of STAAR's General Counsel Sam Gesten, Robin Hughes and CEO Barry Caldwell. He has 30 years of experience in the ophthalmic surgical business including the past five years as V.P. of Research and Development at STAAR. He received his Bachelor of Arts in Management from the University of Redlands and Master of Business Administration from Pepperdine University. Mr. Caldwell added, "Craig's experience in ophthalmic surgical technologies will be a significant asset as he leads the effort to identify and evaluate outside technology opportunities within our strategic focus of lenses that go into the eye and related delivery systems. This is a new position which is key in our plans to obtain the rights to innovative technologies which can add to our growth strategies. There are some very innovative technologies evolving around the world and Craig's leadership will allow us to properly evaluate these opportunities."

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR's lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or "ICL." A lens used to replace the natural lens after cataract surgery is called an intraocular lens or "IOL." Over 300,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in approximately 60 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company's website at www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR's proprietary biocompatible collagen copolymer lens material.

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